Exhibit 10.13

ROYALTY TRANSFER AGREEMENT

This Royalty Transfer Agreement (the “Agreement”) is made and entered into on December 1, 2016 (the “Effective Date”), by and between Harpoon Inc., a Delaware corporation (the “Company”), MPM Oncology Charitable Foundation, Inc., a Massachusetts charitable foundation (the “MPM Charitable Foundation”) and the UBS Optimus Foundation, a Swiss charitable foundation (“Optimus,” and together with the MPM Charitable Foundation, the “Charitable Foundations”).

WHEREAS, certain investors of the Company have requested that the Company enter into this Agreement providing for the transfer of 1.0% of Net Sales on the term and conditions outlined below; and

WHEREAS, the Company is willing to enter into this Agreement in connection with such request.

NOW, THEREFORE, the Company, the MPM Charitable Foundation and Optimus agree as follows:

Section 1: Definitions

Definitions. The following terms, as used herein, have the following meanings

“Affiliate” shall mean any legal entity (such as a corporation, partnership, limited liability company, etc.) that is directly or indirectly controlled by, or is under common control of the Company. For the purposes of this definition, “control” shall mean direct or indirect (i) beneficial ownership of at least 50% of the voting securities of a legal entity, or (ii) a 50% or greater interest in the net assets or profits of a legal entity.

“Bad Debt” shall mean any amounts booked as such on the Company’s financial statements, prepared in accordance with GAAP.

“Company Products” shall mean any product developed or owned by the Company requiring pre-market regulatory approval, provided that any product developed or owned by the Company that references, practices or incorporates, or (if such intellectual property was not owned or controlled by the Company), would infringe, only Post-IPO IP shall not be deemed a “Company Product” hereunder. Further, notwithstanding anything to the contrary herein, for the avoidance of doubt, Company Products shall not include any products that are discovered, developed, manufactured and/or commercialized by or on behalf of, or are covered by intellectual property (whether or not patentable) of, any person or entity that is an acquiror or merger partner of Company, becomes an Affiliate of the Company by reason of any transaction in connection with the sale of all or substantially all of the stock and/or assets of the Company (such transaction, an “Acquisition”), or an assignee of this Agreement in connection with any of the aforementioned transactions, provided that the discovery, development, manufacture and/or commercialization of such product arc performed without use of Pre-Acquisition IP.

“End of the Year” shall mean December 31 of a given calendar year

“Licensee” shall mean any party that is not an Affiliate that has been granted a license to the Company Products.

1.

“Net Sales” means, with respect to Company Products, the gross amounts invoiced in arm’s length transactions by the Company or its Affiliates or Licensees to third parties for sales of such Company Product, less good faith estimates of the following deductions to the extent specifically relating to sales of such Company Products, which will be adjusted to reflect actual deductions on a periodic basis (no less frequently than annually):

a)

discounts (including trade, quantity, and cash discounts) actually allowed, cash and non-cash coupons, and retroactive price reductions (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions);

b)

credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Company Products returned in connection with recalls or withdrawals) and amounts written off by reason of Bad Debt; provided, that if the debt is thereafter paid, the corresponding amount will be added to the Net Sales of the period during which it is paid;

c)

rebates (or their equivalent), administrative fees. and any other similar allowances granted by Company, its Affiliates or Licensees (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions) that effectively reduce the selling price or gross sales of the Company Products;

d)	insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by Company, its Affiliates or Licensees in shipping Company Products;

e)

to the extent not already deducted or excluded from the gross amounts invoiced, import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, dutis or other taxes levied on, absorbed, determined, and/or imposed with respect to such sales, including pharmaceutical excise taxes (such as those imposed by the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), but excluding income or net profit taxes or franchise taxes of any kind; and

f)	other similar or customary deductions taken in the ordinary course of business in accordance with GAAP.

Net Sales will be determined in accordance with GAAP except with resect to the pharmaceutical excise taxes described in clause (e) above. Net Sales will not be imputed to transfers of Company Products for use in clinical trials, non-clinical development activities, or other development activities that might be required by regulatory authorities with respect to Company Products, for bona fide charitable purposes, for compassionate use, for indigent patient programs, or as free samples.

Notwithstanding the foregoing, in the event a Company Product contains another active ingredient that is not a Company Product itself (such Company Product, a “Combination Product”), Net Sales of such Company Product for a particular country for the purpose of determining royalties due hereunder shall be calculated using commercially reasonable accounting practices.

2.

“Company IP” shall mean (a) any invention discovered or developed and/or (b) any patents and/or patent applications in each case which is in whole or in part developed by, or otherwise becomes owned or controlled by, the Company.

“Post-IPO IP” shall mean Company IP that, in the case of (a) that was discovered or developed, or in the case of (b) that has a priority date, after an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933.

“Pre-Acquisition IP” shall mean Company IP that, in the case of (a) that was discovered or developed, or in the case of (b) that has a priority date, prior to an Acquisition of the Company

Section 2: Payments/Termination

2.1 Payments to MPM Charitable Foundation. Within 120 days of the End of the Year, the Company agrees to pay to the MPM Charitable Foundation 0.5% of all global Net Sales of any Company Products received by the Company, its Licenseesor its Affiliates during the prior calendar year. The Company’s payment obligations to the MPM Charitable Foundation under this Section 2.1 shall terminate immediately upon the winding up or dissolution of the MPM Charitable Foundation.

2.2 Payments to Optimus. Within 120 days of the End of the Year, the Company agrees to pay to Optimus 0.5% of all global Net Sales of any Company Products received by the Company, its Licensees or its Affiliates during the prior calendar year. The Company’s payment obligations to Optimus under this Section 2.2 shall terminate immediately upon the expiration or termination of the Contribution Agreement relating to the Quality and Access Initiative for Health in Resource Poor Settings between Optimus and Oncology Impact Fund (Cayman) Management LP. (“OIF Management”).

2.3 Termination/Step-Down. Notwithstanding the foregoing, Company’s obligation to pay royalties under Section 2.1 and 2.2 for a Company Product shall terminate on a country-by-country basis upon the later of (1) the date that is the twelfth (12th) anniversary of the first commercial sale of that Company Product in such country, and (ii) the expiration of the last to expire valid patent claim of any Pre-Acquisition IP (ether than Post-IPO IP) covering such Company Product in such country (the “Royalty Term”). If the Royalty Term pursuant to clause (1) of this Section 2.3 exceeds the Royalty Term pursuant to clause (ii), the royalty rates under Sections 2.1 and 2.2 shall each be reduced by fifty percent (50%) for the remainder of the Royalty Term, such that the new royalty rates under Section 2.1 and 2.2 shall be 0.25% each for the remainder of the Royalty Term. If MPM Oncology Impact Management GP, LP ceases for any reason to serve as the general partner for the OIF Management, then this Agreement shall terminate immediately.

Section 3: Miscellaneous

3.1 Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company may not transfer, assign or sell any rights with respect to any Company Products without securing from the transferee, assignee or acquirer, as the case may be, an acknowledgement of its continuing obligations under this Agreement. The Charitable Foundations may not assign any of their rights or obligations under this Agreement to any individual or entity without the express written prior consent of the Company.

3.

3.2 Entire Agreement, Headings, and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (whether oral or written), negotiations, and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications or amendments to this Agreement must be made in writing and signed by both parties.

3.3 Choice of Law. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law provisions. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in licensing and royalty transactions who is chosen by the AAA. The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.

3.4 Waiver. The waiver by any party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

3.5 Severability. In the event a court of competent jurisdiction declares any term or provision of this Agreement to be invalid or unenforceable for any reason, this Agreement will remain in full force and effect, and either: (a) the invalid or unenforceable provision(s) will be modified to the minimum extent necessary to make such provision(s) valid and enforceable; or (b) if such a modification is not possible, this Agreement will be interpreted as if such invalid or unenforceable provision(s) were not a part of this Agreement.

3.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will be an original of this Agreement.

4.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the Effective Date.

Harpoon, Inc.

By:	/s/ Patrick Baeuerle
Name:	Patrick Baeuerle
Title:	President

[Royalty Transfer Agreement]

MPM ONCOLOGY CHARITABLE FOUNDATION, INC.

By:	/s/ Ansbert Gadicke
Name:	Ansbert Gadicke
Title:	President

UBS OPTIMUS FOUNDATION

By:	/s/ Phyllis Costanza
Name:	Phyllis Costanza
Title:

and:	/s/ Nina Hoppe
Name:	Nina Hoppe
Title:

[Royalty Transfer Agreement]

AMENDMENT NO. 1 TO ROYALTY TRANSFER AGREEMENT

This Amendment No. 1 to Royalty Transfer Agreement (this “Amendment”) is made effective as of November 16, 2017 (the “Amendment Effective Date”) between Harpoon Therapeutics, Inc., a Delaware corporation (“Harpoon”), MPM Oncology Charitable Foundation, Inc., a Massachusetts charitable foundation (“MPM Charitable Foundation”), and UBS Optimus Foundation, a Swiss charitable foundation (“Optimus”). Harpoon, MPM Charitable Foundation and Optimus are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Reference is made to that certain Royalty Transfer Agreement dated December 1, 2016 among the Parties (the “RTA”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given in the RTA.

B. The Parties desire to enter into this Amendment for purposes of amending the RTA as set forth herein.

Now, therefore, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Amendment of the RTA.

(a) Reference is made to that certain Discovery Collaboration and License Agreement dated October 10, 2017 between Harpoon and AbbVie Biotechnology Ltd., a Bermuda corporation (the “AbbVie Agreement”). Notwithstanding anything to the contrary in the RTA, for the avoidance of doubt, the Parties hereby agree and acknowledge that any Licensed Product, as defined in the AbbVie Agreement, shall be deemed to be a Company Product under the RTA.

(b) Notwithstanding anything to the contrary in the RTA, the Parties hereby agree and acknowledge that, with respect to any Company Product that is a Licensed Product as defined in the AbbVie Agreement: (i) Net Sales for such Company Product shall be calculated as such term is defined in the AbbVie Agreement; (ii) the Royalty Term for such Company Product shall be calculated as such term is defined in the AbbVie Agreement; (iii) any annual payments to MPM Charitable Foundation and Optimus under Sections 2.1 and 2.2, respectively, of the RTA based upon the sale of such Company Product shall be made upon the later of (A) one hundred twenty (120) days of the End of the Year and (B) ten (10) business days after Harpoon’s receipt of the final royalty payment and royalty report under the AbbVie Agreement with respect to Net Sales of such Company Product occurring during the same calendar year; and (iv) in no event shall the annual royalty payments in any year from Harpoon to MPM Charitable Foundation and Optimus exceed the annual royalty payment received by Harpoon from AbbVie or its successors in the corresponding year.

c Upon request by Optimus and/or the MPM Charitable foundation and approval by AbbVie or its successor, Harpoon will share the royalty calculation report provided by AbbVie or its successor under Article 7.7 of the AbbVie Agreement with Optimus and/or the MPM Charitable Foundation.

2. Miscellaneous.

(a) Except as expressly amended herein, the RTA shall remain in full force and effect.

(b) This Amendment shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law provisions.

(c) This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and shall be an original of this Agreement.

(The remainder of this page is intentionally left blank. The signature page follows.)

In witness whereof, this Amendment has been executed by the Parties through their duly authorized officers as of the Amendment Effective Date.

HARPOON THERAPEUTICS, INC.

By:	/s/ William E. Picht, Jr.
Name:	William E. Picht, Jr.
Title:	CFO

MPM ONCOLOGY CHARITABLE FOUNDATION, INC.

By:	/s/ Ansbert Gadicke
Name:	Ansbert Gadicke
Title:

UBS OPTIMUS FOUNDATION

By:	/s/ Nina Hoppe
Name:	Nina Hoppe
Title:	COO

By:	/s/ Owen Strickland
Name:	Owen Strickland
Title:	Business Manager